Exhibit 10.1

THIRD ADDENDUM TO LICENSING AGREEMENT

This Third Addendum ("Third Addendum") is made as of July 7, 2026, and forms an integral part of the Licensing Agreement dated August 21, 2025 (the "Agreement"), as amended by the Addendum to Licensing Agreement dated October 29, 2025 (the "First Addendum") and the Second Addendum to Licensing Agreement dated December 3, 2025 (the "Second Addendum"), entered into between:

KINETIC SEAS INCORPORATED ("Licensor" or "Kinetic Seas"), a corporation organized under the laws of Colorado, USA, with its principal office at 1501 Woodfield Rd, Suite 114E, Schaumburg, IL 60173,

and

SAGTEC GLOBAL LIMITED ("Licensee" or "Sagtec"), a company incorporated in the British Virgin Islands (BVI Company No. 2135152), with its principal business address at No. 43-2, Jln Kepong, Pekan Kepong, 52100 Kuala Lumpur, Malaysia.

Licensor and Licensee are collectively referred to as the "Parties." Capitalized terms used in this Third Addendum and not otherwise defined herein shall have the respective meanings given to them in the Agreement, the First Addendum, or the Second Addendum, as applicable.

RECITALS

A.  Pursuant to Section 2 of the First Addendum, Sagtec’s USD $2,000,000 licensing fee obligation under the Agreement was deemed fully satisfied and discharged upon the issuance of Five Million Five Hundred Thousand (5,500,000) Class A ordinary shares, no par value per share, of Sagtec Global Limited (the "Consideration Shares") to Kinetic Seas (the "Share Issuance").

B.  Section 2.2 of the First Addendum provided that the Consideration Shares would be subject to a Rule 144 holding period of twelve (12) months, commencing from the original effective date of the Agreement (August 21, 2025).

C.  Pursuant to the Second Addendum, the Parties (i) amended and restated Section 2.2 of the First Addendum in its entirety to provide that the Consideration Shares shall be subject to Rule 144 with a holding period of twelve (12) months commencing from the issuance date of such shares, and (ii) added Section 2.5 (Right of First Refusal), together with Sections 2.5.1 (Notice of Proposed Transfer), 2.5.2 (Exercise Period), 2.5.3 (Invalid Transfers), and 2.5.4 (Compliance with Securities Law), to the First Addendum, establishing a right of first refusal in favor of Sagtec with respect to any proposed transfer of the Consideration Shares by Kinetic Seas (the "Right of First Refusal").

D.   The Parties acknowledge that Kinetic Seas has sold a portion of the Consideration Shares to third parties and that, after giving effect to the return of shares contemplated by this Third Addendum, Kinetic Seas holds less than ten percent (10%) of the issued and outstanding shares of Sagtec and is no longer an affiliate of Sagtec.

E.  The Parties now desire to (i) provide for the return of Two Million (2,000,000) Consideration Shares to Sagtec; (ii) restore the Rule 144 holding period applicable to the Consideration Shares retained by Kinetic Seas to six (6) months, commencing from the original effective date of the Agreement; (iii) eliminate the Right of First Refusal; (iv) grant Sagtec the non-exclusive right to sell MaluDb database-as-a-service hosting internationally under the "Skilliks" brand, MaluDb integration and consulting services, and any future Enterprise Editions of MaluDb, in each case with sales and technical support from Kinetic Seas; (v) authorize Kinetic Seas to sell Skilliks hosting to international clients on behalf of Sagtec on a 50/50 revenue share basis; and (vi) allocate responsibility for payment processing and the settlement of shared revenue between the Parties.

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NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Return of Shares

1.1.   Within ten (10) business days of the execution of this Third Addendum, Kinetic Seas shall return, transfer, and convey to Sagtec Two Million (2,000,000) of the Consideration Shares (the "Returned Shares"). Kinetic Seas shall execute and deliver such stock powers, transfer instructions, and other documents, and shall provide such instructions to Sagtec’s transfer agent, as are reasonably necessary to effect the return, transfer, and cancellation (or return to treasury) of the Returned Shares.

1.2.   The Parties acknowledge that, prior to the date of this Third Addendum, Kinetic Seas sold One Million Six Hundred Sixty Thousand (1,660,000) of the Consideration Shares to third parties. Following the return of the Returned Shares, Kinetic Seas shall retain One Million Eight Hundred Forty Thousand (1,840,000) Consideration Shares (the "Retained Shares").

1.3.   The Parties expressly acknowledge and agree that, notwithstanding the return of the Returned Shares, Sagtec’s payment obligations for the USD $2,000,000 licensing fee and associated deposit under the Agreement remain fully paid, settled, and satisfied as set forth in Section 2.3 of the First Addendum, and the return of the Returned Shares shall not revive, reinstate, or otherwise affect the discharge of any payment obligation of Sagtec under the Agreement, the First Addendum, or the Second Addendum.

2.	Rule 144 Holding Period

2.1.   Section 2.2 of the First Addendum, as amended and restated by Section 2(a) of the Second Addendum, is hereby further amended and restated in its entirety as follows:

“2.2 These shares shall be subject to Rule 144 with a holding period of six (6) months, commencing from the original effective date of the Licensing Agreement (August 21, 2025).”

2.2.  The Parties acknowledge that, as of the date of this Third Addendum, the six (6) month holding period described in Section 2.1 above has elapsed. Sagtec shall cooperate reasonably with Kinetic Seas, its counsel, and Sagtec’s transfer agent — including by furnishing such confirmations, instructions, and documentation as may reasonably be required — in connection with the removal of any restrictive legend from the Retained Shares and any resale of the Retained Shares conducted in compliance with Rule 144 under the U.S. Securities Act of 1933 and, to the extent applicable, the affiliate acknowledgements set forth in Section 8 of the First Addendum.

2.3.  The Parties acknowledge that, as of the date of this Third Addendum — after giving effect to the return of the Returned Shares and the prior sales of Consideration Shares described in Section 1.2 — Kinetic Seas beneficially owns less than ten percent (10%) of the issued and outstanding shares of Sagtec, is not an officer or director of Sagtec, and is not an "affiliate" of Sagtec within the meaning of Rule 144(a)(1) under the U.S. Securities Act of 1933. From and after such time as Kinetic Seas has not been an affiliate of Sagtec for at least three (3) months, resales of the Retained Shares by Kinetic Seas may be made as non-affiliate resales in accordance with Rule 144(b)(1), free of the volume, manner-of-sale, and notice conditions applicable to affiliates, and the affiliate acknowledgements set forth in Section 8 of the First Addendum shall no longer apply to Kinetic Seas.

3.	Elimination of Right of First Refusal

3.1.    Section 2.5 (Right of First Refusal) of the First Addendum, together with Sections 2.5.1 (Notice of Proposed Transfer), 2.5.2 (Exercise Period), 2.5.3 (Invalid Transfers), and 2.5.4 (Compliance with Securities Law), each as added by Section 2(b) of the Second Addendum, is hereby deleted in its entirety and shall be of no further force or effect. From and after the date of this Third Addendum, Kinetic Seas may transfer, sell, assign, pledge, or otherwise dispose of any of the Retained Shares without delivering any Transfer Notice to Sagtec, without affording Sagtec any exercise period, and without otherwise complying with any right of first refusal or similar procedure, and no such transfer shall be void, invalid, or subject to challenge by reason of the former Section 2.5 of the First Addendum.

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3.2.      Ratification of Prior Transfers. The Parties acknowledge that the prior sales of Consideration Shares by Kinetic Seas described in Section 1.2 were conducted in accordance with the notice and right of first refusal procedures of the former Section 2.5 of the First Addendum, except that, as a result of an administrative error, a number of such shares — estimated by the Parties at approximately sixty-five thousand (65,000) — were transferred in excess of the number of shares specified in the applicable Transfer Notice(s). Sagtec hereby ratifies and confirms each transfer of Consideration Shares made by Kinetic Seas prior to the date of this Third Addendum — including, for the avoidance of doubt, all shares transferred in excess of the applicable Transfer Notice(s), regardless of the exact number of such excess shares — waives any right, remedy, or claim it may have under the former Section 2.5 (including former Section 2.5.3 (Invalid Transfers)) with respect to any such transfer, and agrees that each such transfer shall be treated for all purposes as valid and effective and shall be (or shall remain) recorded on Sagtec’s register of members.

3.3.   Notwithstanding the deletion of Section 2.5.4 of the First Addendum, any transfer of the Retained Shares shall remain subject to, and shall be conducted in compliance with, the U.S. Securities Act of 1933, as amended, including applicable exemptions from registration, and all other applicable securities laws.

4.	MaluDb International Hosting Rights

4.1.	For purposes of this Third Addendum:

(a)  “MaluDb” means the MaluDb open source database platform developed and maintained by Kinetic Seas, including its associated authentication, API, and administration components, related documentation, and any updates, upgrades, or successor versions thereof. The Parties acknowledge that MaluDb is made available to the public as open source software under its applicable open source license(s), and nothing in this Third Addendum limits, modifies, or supersedes any rights available to any person (including Sagtec) under such open source license(s).

(b)  “MaluDb Hosting Services” means the database-as-a-service (DBaaS) offering developed and operated by Kinetic Seas, consisting of the provision of hosted, managed instances of MaluDb to end customers, whether on a subscription, usage-based, or other commercial basis, together with the proprietary hosting platform, infrastructure, tooling, and operational know-how developed by Kinetic Seas to deliver such offering (collectively, the "Hosting Platform").

(c)   “Skilliks” means the brand name owned and maintained by Kinetic Seas under which the international version of the MaluDb Hosting Services will be marketed and sold pursuant to this Third Addendum, including the associated trademarks, logos, trade names, and the Skilliks.AI website and domain (collectively, the "Skilliks Marks").

4.2.  Kinetic Seas hereby grants to Sagtec a non-exclusive, non-transferable right, during the term of the Agreement, to promote, market, sell, and resell MaluDb Hosting Services to customers internationally in all countries and territories worldwide, subject to applicable law (including U.S. export control and sanctions laws).

4.3.   The Parties acknowledge and agree that, because MaluDb is open source software freely available to the public, Kinetic Seas does not and cannot grant Sagtec exclusive rights of any kind with respect to MaluDb or the hosting of MaluDb, and nothing in this Third Addendum shall be construed to prevent Kinetic Seas or any third party from using, developing, hosting, offering, or selling services based on MaluDb.

4.4.  Kinetic Seas shall develop, host, maintain, and provide the international version of the MaluDb Hosting Services on behalf of Sagtec under the Skilliks brand, through the Skilliks.AI website, including platform development, hosting infrastructure, platform maintenance, and second-line technical support. Sagtec shall provide first-line customer engagement, localization, promotion, and billing for its customers, consistent with the allocation of roles in Section 4 of the Agreement.

4.5.  As between the Parties, Kinetic Seas owns and shall maintain the Skilliks Marks, and all right, title, and interest in and to the Skilliks Marks, together with all goodwill arising from their use, remain exclusively with Kinetic Seas. Kinetic Seas hereby grants to Sagtec a non-exclusive, non-transferable, royalty-free license, during the term of the Agreement, to use the Skilliks Marks solely in connection with the promotion, marketing, sale, and resale of MaluDb Hosting Services as permitted by this Third Addendum, in accordance with any reasonable brand and usage guidelines provided by Kinetic Seas from time to time.

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4.6.   As between the Parties, Kinetic Seas retains all right, title, and interest in and to the Hosting Platform, consistent with Section 5 of the Agreement. Nothing in this Third Addendum transfers to Sagtec any ownership interest in the Hosting Platform, and Sagtec shall not access, copy, modify, reverse engineer, or create derivative works of the proprietary components of the Hosting Platform except as expressly authorized in writing by Kinetic Seas. For the avoidance of doubt, the foregoing does not restrict Sagtec’s use of the MaluDb open source code itself, which remains governed by its applicable open source license(s).

4.7.  Except as otherwise provided in Sections 4.9 and 4.11, revenue from sales of MaluDb Hosting Services made by or through Sagtec shall be distributed in accordance with the Revenue Sharing Schedule set forth in Section 3 of the First Addendum (70% to Sagtec and 30% to Kinetic Seas), unless otherwise agreed by the Parties in writing with respect to a particular customer or engagement. The Parties acknowledge that the thirty percent (30%) share payable to Kinetic Seas constitutes consideration for Kinetic Seas’ development, hosting, and maintenance of the Hosting Platform and the Skilliks international version pursuant to Section 4.4. Revenue shares under this Third Addendum shall be settled as provided in Section 4.10.

4.8.   Integration and Consulting Services. Kinetic Seas hereby authorizes Sagtec, on a non-exclusive, non-transferable basis during the term of the Agreement, to promote, market, sell, and provide MaluDb integration and consulting services — including implementation, configuration, data migration, systems integration, and related professional services — to international clients in all countries and territories worldwide, subject to applicable law. Kinetic Seas shall provide reasonable sales support and technical support to Sagtec in connection with such services. Unless otherwise agreed by the Parties in writing with respect to a particular engagement, revenue from integration and consulting services sold by Sagtec under this Section 4.8 shall be distributed in accordance with the Revenue Sharing Schedule set forth in Section 3 of the First Addendum (70% to Sagtec and 30% to Kinetic Seas) and settled as provided in Section 4.10.

4.9.   Sales by Kinetic Seas on Behalf of Sagtec. Sagtec hereby authorizes Kinetic Seas, on a non-exclusive basis during the term of the Agreement, to promote, market, and sell Skilliks-branded MaluDb Hosting Services to international clients on behalf of Sagtec. Notwithstanding Section 4.7, revenue from sales made by Kinetic Seas pursuant to this Section 4.9 shall be shared equally between the Parties (50% to Sagtec and 50% to Kinetic Seas) and settled as provided in Section 4.10.

4.10.   Payment Processing and Settlement. In view of Kinetic Seas’ role in providing the hosting infrastructure and operating the Skilliks.AI website pursuant to Section 4.4, Kinetic Seas shall establish and maintain the credit card and electronic payment processing facilities for the Skilliks hosting service and shall act as merchant of record for customer payments processed through the Skilliks.AI website. For purposes of all revenue sharing under this Third Addendum, revenue shares shall be calculated on net revenue, meaning gross amounts actually collected from customers less third-party payment processing fees, refunds, chargebacks, and sales or similar taxes collected on behalf of taxing authorities. Where Kinetic Seas collects payment from the customer, Kinetic Seas shall remit Sagtec’s share of net revenue within seven (7) days after receipt; where Sagtec bills and collects payment from the customer, Sagtec shall remit Kinetic Seas’ share of net revenue within seven (7) days after receipt. Each Party shall provide the other with reasonable periodic statements of sales, collections, deductions, and amounts remitted under this Section 4.10.

4.11.   Enterprise Editions. If Kinetic Seas develops and makes available any edition of MaluDb that includes additional proprietary features or capabilities and enterprise-level support beyond those of the open source version (each, an "Enterprise Edition"), Sagtec shall have the non-exclusive, non-transferable right, during the term of the Agreement, to promote, market, sell, and resell such Enterprise Editions to international clients. Kinetic Seas shall provide the enterprise support (including technical support and maintenance) for Enterprise Edition customers. Notwithstanding Section 4.7, revenue from sales of Enterprise Editions made by or through Sagtec shall be shared equally between the Parties (50% to Sagtec and 50% to Kinetic Seas) and settled as provided in Section 4.10. The proprietary components of any Enterprise Edition constitute part of Kinetic Seas’ proprietary technology, are not licensed under the MaluDb open source license(s), and are subject to Section 4.6; nothing in this Third Addendum obligates Kinetic Seas to develop or release any Enterprise Edition.

5.	Term and Continuity

5.1.   This Third Addendum takes effect upon execution and shall remain co-terminous with the Agreement. Except as expressly modified by this Third Addendum, all other provisions of the Agreement, the First Addendum, and the Second Addendum remain unchanged and in full force and effect. In the event of any conflict between this Third Addendum and the Agreement, the First Addendum, or the Second Addendum, this Third Addendum shall control.

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6.	Counterparts; Electronic Signatures

6.1.   This Third Addendum may be executed in counterparts (including by electronic or digital signature, such as DocuSign or Adobe Sign), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic and digital signatures shall have the same legal effect as handwritten signatures.

7.	Execution

IN WITNESS WHEREOF, the Parties hereto have executed this Third Addendum as of the date first written above.

KINETIC SEAS INCORPORATED

By: /s/ Edward S. Honour

Name: Edward S. Honour

Title: CEO/Chairman of the Board

Date: 7/8/2026

SAGTEC GLOBAL LIMITED

By: /s/ Ng Chen Lok

Name: Ng Chen Lok

Title: Chairman, Chief Executive Officer and Executive Director

Date: 7/9/2026

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